MERRILL LYNCH SERIES FUND, INC.

NATURAL RESOURCES PORTFOLIO

SERIES #8

FILE # 811-3091

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
4/13/00	Votorantim Celulose	$82,500	$118,800,000	Morgan Stanley
		$	$
		$	$
		$	$
		$	$
		$	$